Exhibit 99.2

Nabors Announces Pricing of its Offering of $225,000,000 Exchangeable Senior Unsecured Notes

Hamilton, Bermuda, February 9, 2023 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) announced today that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”), has priced $225,000,000 in aggregate principal amount of its 1.750% exchangeable senior unsecured notes due 2029 (the “notes”), through a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed by Nabors. The offering of the notes is expected to close on February 14, 2023, subject to customary closing conditions.

NII granted the initial purchasers a 30-day option to purchase up to an additional $25,000,000 in aggregate principal amount of the notes on the same terms and conditions.

The notes will bear interest at a rate of 1.750% per year until maturity (unless earlier repurchased, redeemed or exchanged), payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2023. The notes will be exchangeable, under certain conditions, at an initial exchange rate of 4.7056 common shares of Nabors per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $212.51 per common share), subject to adjustment, which represents an approximately 22.5% exchange premium over the last reported sale price of $173.48 per common share of Nabors on The New York Stock Exchange on February 9, 2023. Upon any exchange, NII will settle its exchange obligation in cash, common shares of Nabors or a combination of cash and common shares of Nabors, at NII’s election.

Nabors intends to use the net proceeds from the offering to redeem all of its outstanding 9.00% senior priority guaranteed notes due February 2025. Any excess proceeds will be used for general corporate purposes, which may include the repayment of other indebtedness.

The notes, the guarantee and Nabors’ common shares issuable upon the exchange of the notes, if any, will not be and have not been registered under the Securities Act, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or NII, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world.

Investor Contacts:

For further information regarding Nabors, please contact William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, at +1 281-775-2423 or via email william.conroy@nabors.com or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com.